Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 5800 fax

November 25, 2013

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-180300-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company through its London branch.  These securities include the notes identified in Exhibit A attached hereto (the “Notes”). The Notes have been issued pursuant to the Senior Indenture dated as of March 29, 2007 (the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended and supplemented from time to time and in effect as of the date hereof.

We, as your United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Notes, when duly authorized, executed and authenticated and issued and delivered in accordance with the terms of the Indenture and the applicable underwriting or other distribution agreement against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and

Credit Suisse AG	2	November 25, 2013

equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion of Homburger AG, Swiss legal counsel for the Company, dated November 22, 2013 and filed by the Company with the Commission as an exhibit to a Report on Form 6-K on November 25, 2013.  Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.

In connection with the opinion above, we have assumed that (i) the terms of such Notes have been duly established under the Indenture and such Notes, and the offer and sale of such Notes, have been duly authorized by the Company and such authorization shall not have been modified or rescinded, (ii) the Company is a corporation duly incorporated and validly existing under the laws of Switzerland, (iii) the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization and (iv) the execution, delivery and performance by the Company and the Trustee of the Indenture and the execution, delivery and performance by the Company of the Notes (a) are within the corporate powers of the Company and the Trustee, (b) do not and will not contravene, or constitute a default under, the articles of association, articles of incorporation, bylaws or any other constitutive documents of the Company or the Trustee, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee; and that the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid, binding and enforceable agreement of the Trustee.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law.  In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Credit Suisse AG	3	November 25, 2013

Exhibit A

Title of Securities	Date of Final Pricing Supplement	Pricing Supplement No.	Principal Amount	CUSIP
1 Year 9.00% per annum Autocallable Reverse Convertible Securities due November 14, 2014	November 8, 2013	F37	$981,000	22547QCN4
Return Notes due May 9, 2014	November 7, 2013	J349	$25,200,000	22547QDJ2
Leveraged Buffered S&P 500® Index-Linked Medium-Term Notes due 2015	November 7, 2013	K364	$5,719,000	22547QDB9